SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. __)*

Tenable Holdings, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

88025T102

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☐       Rule 13d-1(c)

☒       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 20 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 88025T102	13 G	Page 2 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI L.P. (“A11”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,182,696 shares, all of which are directly owned by A11. Accel XI Associates L.L.C. (“A11A”), the general partner of A11, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 2,182,696 shares, all of which are directly owned by A11. A11A, the general partner of A11, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,182,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.3%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 88025T102	13 G	Page 3 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI Strategic Partners L.P. (“A11SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 163,992 shares, all of which are directly owned by A11SP. A11A, the general partner of A11SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 163,992 shares, all of which are directly owned by A11SP. A11A, the general partner of A11SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	163,922
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 88025T102	13 G	Page 4 of 20

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel XI Associates L.L.C. (“A11A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,346,688 shares, of which 2,182,696 are directly owned by A11 and 163,992 are directly owned by A11SP. A11A, the general partner of A11 and A11SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
2,346,688 shares, of which 2,182,696 are directly owned by A11 and 163,992 are directly owned by A11SP. A11A, the general partner of A11 and A11SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,346,688
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.5%
12	TYPE OF REPORTING PERSON	OO

CUSIP NO. 88025T102	13 G	Page 5 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Investors 2013 L.L.C. (“AI13”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 231,806 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 231,806 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	231,806
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.2%
12	TYPE OF REPORTING PERSON*	OO

CUSIP NO. 88025T102	13 G	Page 6 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II L.P. (“AGF2”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
13,965,696 shares, all of which are owned by AGF2. Accel Growth Fund II Associates L.L.C. (“AGF2A”), the general partner of AGF2, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 13,965,696 shares, all of which are owned by AGF2. AGF2A, the general partner of AGF2, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	13,965,696
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	15.0%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 88025T102	13 G	Page 7 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,011,180 shares, all of which are directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 1,011,180 shares, all of which are directly owned by AGF2SP. AGF2A, the general partner of AGF2SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,011,180
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.1%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 88025T102	13 G	Page 8 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund II Associates L.L.C. (“AGF2A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,976,876 shares, of which 13,965,696 are directly owned by AGF2 and 1,011,180 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,976,876 shares, of which 13,965,696 are directly owned by AGF2 and 1,011,180 are directly owned by AGF2SP. AGF2A, the general partner of AGF2 and AGF2SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	14,976,876
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	16.1%
12	TYPE OF REPORTING PERSON*	OO

CUSIP NO. 88025T102	13 G	Page 9 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2012 L.L.C. (“AGFI12”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,359,144 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 1,359,144 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,359,144
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.5%
12	TYPE OF REPORTING PERSON*	OO

CUSIP NO. 88025T102	13 G	Page 10 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund III L.P. (“AGF3”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
7,799,122 shares, all of which are owned by AGF3. Accel Growth Fund III Associates L.L.C. (“AGF3A”), the general partner of AGF3, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER 7,799,122 shares, all of which are owned by AGF3. AGF3A, the general partner of AGF3, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,799,122
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.4%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 88025T102	13 G	Page 11 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund III Strategic Partners L.P. (“AGF3SP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 368,202 shares, all of which are directly owned by AGF3SP. AGF3A, the general partner of AGF3SP, may be deemed to have sole power to vote these shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 368,202 shares, all of which are directly owned by AGF3SP. AGF3A, the general partner of AGF3SP, may be deemed to have sole power to dispose of these shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	368,202
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.4%
12	TYPE OF REPORTING PERSON*	PN

CUSIP NO. 88025T102	13 G	Page 12 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund III Associates L.L.C. (“AGF3A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
8,167,324 shares, of which 7,799,122 are directly owned by AGF3 and 368,202 are directly owned by AGF3SP. AGF3A, the general partner of AGF3 and AGF3SP, may be deemed to have sole power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
8,167,324 shares, of which 7,799,122 are directly owned by AGF3 and 368,202 are directly owned by AGF3SP. AGF3A, the general partner of AGF3 and AGF3SP, may be deemed to have sole power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	8,167,324
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.8%
12	TYPE OF REPORTING PERSON*	OO

CUSIP NO. 88025T102	13 G	Page 13 of 20

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Accel Growth Fund Investors 2014 L.L.C. (“AGFI14”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 516,699 shares.
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 516,699 shares.
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	516,699
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.6%
12	TYPE OF REPORTING PERSON*	OO

CUSIP NO. 88025T102	13 G	Page 14 of 20

ITEM 1(A).	NAME OF ISSUER Tenable Holdings, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES 7021 Columbia Gateway Drive, Suite 500 Columbia, Maryland, 21046

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by Accel XI L.P., a Delaware limited partnership (“A11”), Accel XI Strategic Partners L.P., a Delaware limited partnership (“A11SP”), Accel XI Associates L.L.C., a Delaware limited liability company (“A11A”), Accel Investors 2013 L.L.C., a Delaware limited liability company (“AI13”), Accel Growth Fund II L.P., a Delaware limited partnership (“AGF2”), Accel Growth Fund II Strategic Partners L.P., a Delaware limited partnership (“AGF2SP”), Accel Growth Fund II Associates L.L.C., a Delaware limited liability company (“AGF2A”), Accel Growth Fund Investors 2012 L.L.C., a Delaware limited liability company (“AGFI12”), Accel Growth Fund III L.P., a Delaware limited partnership (“AGF3”), Accel Growth Fund III Strategic Partners L.P., a Delaware limited partnership (“AGF3SP”), Accel Growth Fund III Associates L.L.C., a Delaware limited liability company (“AGF3A”), and Accel Growth Fund Investors 2014 L.L.C., a Delaware limited liability company (“AGFI14”). The foregoing entities and individual are collectively referred to as the “Reporting Persons.”

A11A is the general partner of A11 and A11SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A11 and A11SP. AGF2A is the general partner of AGF2 and AGF2SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF2 and AGF2SP. AGF3A is the general partner of AGF3 and AGF3SP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AGF3 and AGF3SP.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Accel Partners

500 University Avenue
Palo Alto, CA 94301

ITEM 2(C).	CITIZENSHIP

A11, A11SP, AGF2, AGF2SP, AGF3 and AGF3SP are Delaware limited partnerships. A11A, AI13, AGF2A, AGFI12, AGF3A and AGFI14 are Delaware limited liability companies.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES Common Stock, $0.01 par value.

ITEM 2(E).	CUSIP NUMBER

88025T102

ITEM 3.	Not Applicable

CUSIP NO. 88025T102	13 G	Page 15 of 20

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2018.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of A11, A11SP, AGF2, AGF2SP, AGF3 and AGF3SP, and the limited liability company agreements of A11A, AI13, AGF2A, AGFI12, AGF3A and AGFI14, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not Applicable.

CUSIP NO. 88025T102	13 G	Page 16 of 20

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not Applicable.

ITEM 10.	CERTIFICATION. Not Applicable.

CUSIP NO. 88025T102	13 G	Page 17 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2019

Entities:	Accel XI L.P.*
Accel XI Strategic Partners L.P.*
Accel XI Associates L.L.C.*
Accel Investors 2013 L.L.C.*
Accel Growth Fund II L.P.*
Accel Growth Fund II Strategic Partners L.P.*
Accel Growth Fund II Associates L.L.C.*
Accel Growth Fund Investors 2012 L.L.C.*
Accel Growth Fund III L.P.*
Accel Growth Fund III Strategic Partners L.P.*
Accel Growth Fund III Associates L.L.C.*
Accel Growth Fund Investors 2014 L.L.C.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 88025T102	13 G	Page 18 of 20

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	19

Exhibit B: Power of Attorney	20

CUSIP NO. 88025T102	13 G	Page 19 of 20

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Tenable Holdings, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2019

Entities:	Accel XI L.P.*
Accel XI Strategic Partners L.P.*
Accel XI Associates L.L.C.*
Accel Investors 2013 L.L.C.*
Accel Growth Fund II L.P.*
Accel Growth Fund II Strategic Partners L.P.*
Accel Growth Fund II Associates L.L.C.*
Accel Growth Fund Investors 2012 L.L.C.*
Accel Growth Fund III L.P.*
Accel Growth Fund III Strategic Partners L.P.*
Accel Growth Fund III Associates L.L.C.*
Accel Growth Fund Investors 2014 L.L.C.*

By:	/s/ Tracy L. Sedlock
Tracy L. Sedlock, Attorney-in-fact for
the above-listed entities

* Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

CUSIP NO. 88025T102	13 G	Page 20 of 20

EXHIBIT B

POWER OF ATTORNEY

Tracy L. Sedlock has signed this Schedule 13G as Attorney-In-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.